Exhibit (d)(1)(xix)

FIRST AMENDMENT

TO

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This first amendment (the “Amendment”) to the Amended and Restated Investment Management Agreement is made as of the 13th day of August, 2014 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into an Investment Management Agreement dated and effective as of June 10, 2010, as amended (the “Agreement”); and

WHEREAS, the parties have entered into an Amended and Restated Investment Management Agreement dated as of May 1, 2014 (the “Amended and Restated Agreement”) in order to add additional Funds to, and amend the terms of, Exhibit A of the Agreement; and

WHEREAS, the parties hereto wish to amend Exhibit A of the Amended and Restated Agreement in order to add the AQR Equity Market Neutral Fund and AQR Style Premia Alternative LV Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1. AMENDMENT OF EXHIBIT A. Exhibit A of the Amended and Restated Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2. Except as modified hereby, the Amended and Restated Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS		AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito	By:	/s/ Nicole DonVito
	Name: Nicole DonVito		Name: Nicole DonVito
	Title: Chief Legal Officer and Vice President		Title: Senior Counsel—Head of Registered Products

EXHIBIT A

(Amended as of August 13, 2014)

Name of Series	Commencement Date	Advisory Fee
		Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Amended and Restated Agreement.
AQR Risk Parity Fund	June 10, 2010	0.75% on the first $1 billion of assets
		0.70% on assets in excess of $1 billion
AQR Diversified Arbitrage Fund	October 1, 2010	1.00%
AQR Multi-Strategy Alternative Fund	July 18, 2011	1.80%
AQR Long-Short Equity Fund	July 16, 2013	1.10%
AQR Managed Futures Strategy HV Fund	July 16, 2013	1.45%
AQR Style Premia Alternative Fund	October 30, 2013	1.35%
AQR Managed Futures Strategy Fund	January 5, 2010	1.05%
AQR Risk Parity II MV Fund	November 5, 2012	0.75% on the first $1 billion in assets
		0.725% on assets in excess of $1 billion up to $3 billion
		0.70% on assets in excess of $3 billion
AQR Risk Parity II HV Fund	November 5, 2012	0.95% on the first $1 billion in assets
		0.925% on assets in excess of $1 billion up to $3 billion
		0.90% on assets in excess of $3 billion
AQR Risk-Balanced Commodities Strategy Fund	July 9, 2012	0.80%
AQR Global Macro Fund	April 8, 2014	1.25%
AQR Equity Market Neutral Fund	September [ ], 2014	1.10%
AQR Style Premia Alternative LV Fund	September [ ], 2014	0.65%